Telestone Technologies Corporation Provides Net  Income Guidance
of $22.9 Million for year 2010

the Company Also Reaffirms  year 2010 Revenue Guidance of $129.4 million

BEIJING, July 16 /PRNewswire-Asia-FirstCall/ -- Telestone Technologies Corporation ("Telestone" or the "Company") (Nasdaq:TSTC - News), a leading developer and provider of telecommunications local access networks in China, today introduced net income guidance of $22.9 million which excludes non-cash stock based compensation charges. Net profit margins are projected to be 17.7%. Management reaffirmed revenue guidance of $129.4 million for the year ending December 31, 2010.

“Demand for our proprietary, high-margin  WFDS™ product line has accelerated as a result of Beijing’s January directives to unify the delivery of telecommunication networks, TV networks, broadband data and internet access systems,” stated Han Daqing. “The installation process for our WFDS™ business is more efficient than our traditional projects and requires less resources and working capital. We expect this to be a catalyst for both growth and margin expansion in the second half of this year and estimate that WFDS™ will represent at least 30% of total revenues for 2010.  As a result of strong orders and improved visibility, we are reaffirming our revenue guidance of $129.4 million for 2010 and our previously stated gross margin guidance of 42%.“

About Telestone Technologies Corporation

Telestone is a leading innovator in local access network technologies and solutions. Telestone is a global company with 30 sales offices throughout China and a network of international branch offices and sales agents. For more than 10 years, Telestone has been installing radio-frequency based 1G and 2G systems throughout China for China's leading telecommunications companies. After intensive research on the demands of carriers in the 3G age, Telestone developed and commercialized its third generation technology for the local access network, WFDS™ (Wireless Fiber-Optics Distribution System), which provides a scalable, multi-access local access network solution for China's three cellular protocols. Telestone offers services that include project design, project manufacturing, installation, maintenance and after-sales support. Telestone Technologies has approximately 1,200 employees.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of Telestone Technologies Corporation and its subsidiary companies. Forward looking statements can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Telestone Technologies is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

For further information, contact:
Company:
Feng Dan,  Assistant to CFO
Tel: +8610-83670088 ext 1232
Email: fengdan@telestone.com

Investor Relations:
John Mattio
HC International Inc.
Tel:   +1-203-616-5144
Email: john.mattio@hcinternational.net